Exhibit 10(s)

Handleman Company

Form of Handleman Company Key Employee Retention Program Agreement

                     , 2007

Dear                             :

Because Handleman Company (the “Company”) has determined that you are important to the Company’s ability to conduct its critical business functions as it manages its business in a rapidly changing industry while pursuing its diversified strategic goal, the Company has agreed to pay you a Key Employee Retention Plan (“KERP”) bonus of $                         in the percentages and on the payment dates described on Attachment 1 to this agreement (the “KERP Bonus”). The Company’s payment of the KERP Bonus to you is subject to the following conditions:

(a)	Unless the Company terminates your employment, you agree to continue your employment with the Company through at least December 15, 2007 and March 15, 2009 (the “Payment Dates”). You will not be entitled to the Bonus if you voluntarily terminate your employment with, or are terminated for cause, by the Company prior to the Payment Dates. For purposes of this agreement “cause” shall have the same meaning as it is defined in any employee handbook of the Company, and shall include without limitation: (i) any act of dishonesty or knowing and willful breach of fiduciary duty by you which is intended to result in your personal enrichment at the expense of the Company or any of its customers; (ii) commission of a felony involving moral turpitude or unlawful, dishonest, or unethical conduct that a reasonable person would consider damaging to the reputation of the Company, or improper and unacceptable conduct by an employee thereof; (iii) any material breach of any provision of this Agreement by you; (iv) failure or inability to perform duties in a satisfactory and competent manner as determined by the Company; or (v) insubordination or refusal to perform assigned duties or comply with directions of the Company. If the Company terminates your employment without cause within 3 months of a payment date, then you will be entitled to receive the payment to which you would have been entitled had you been employed by the Company on that payment date.

(b)	You acknowledge that the Company will, and is authorized to, withhold from the KERP Bonus any and all amounts required by any taxing authorities.

(c)	By accepting the KERP Bonus, you will be deemed to have unconditionally released any claims you may have against the Company as of the date you receive the KERP Bonus.

(d)	You will treat this agreement in confidence, disclosing the terms of it to no one.

(e)	This agreement is the complete agreement and understanding between the Company and you regarding the subject matter hereof. This agreement supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(f)	This agreement will be governed by the laws of the State of Michigan (regardless of the laws that might otherwise govern under applicable Michigan principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies. Each of the parties consents to be subject to personal jurisdiction of the state and federal courts located in the State of Michigan, which shall be the sole and exclusive forums for the resolution of all disputes under this agreement.

Please acknowledge your agreement to the above by signing in the space set forth below.

Very truly yours,

Handleman Company

By:

Agreed: